Exhibit 99.1

Albany International Reports Fourth-Quarter Results

Fourth-Quarter Financial Highlights

  Net sales were $189.6 million, a decrease of 2.4 percent compared to Q4 2012.
  Adjusted EBITDA for Q4 2013 was $33.6 million, compared to $37.8 million in Q4 2012 (see Tables 5 and 6).
  In the fourth quarter, Safran S.A. obtained a 10 percent noncontrolling equity interest in Albany Safran Composites, LLC (ASC) for $28 million.
  Q4 2013 income attributable to the Company (which excludes income allocated to the noncontrolling interest in ASC) was $0.27 per share. These results were increased by a credit to restructuring of $0.03 and net favorable income tax adjustments of $0.02, and were reduced by foreign currency revaluation losses of $0.03 (see Table 7).
  Q4 2012 income attributable to the Company was $0.26 per share. These results included restructuring charges of $0.02, foreign currency revaluation losses of $0.08, and net unfavorable income tax adjustments of $0.01 (see Table 8).
  Net debt at the end of Q4 was $81.8 million, a decline of $13.1 million for the quarter and $47.2 million for the full year (see Table 9).

ROCHESTER, N.H.--(BUSINESS WIRE)--February 10, 2014--Albany International Corp. (NYSE:AIN), a global advanced textiles and materials processing company with core businesses in machine clothing and engineered composites, reported Q4 2013 income attributable to the Company of $8.7 million. These results were increased by a net reduction in restructuring costs of $2.1 million and income tax adjustments of $0.6 million, and were decreased by foreign currency revaluation losses of $1.6 million.

Q4 2012 income attributable to the Company was $8.2 million. These results included restructuring charges of $0.9 million, foreign currency revaluation losses of $4.0 million, and net unfavorable income tax adjustments of $0.1 million.

Table 1 summarizes net sales and the effect of changes in currency translation rates:

Table 1

				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	December 31,		Percent	Translation	Currency
(in thousands)	2013	2012	Change	Rates	Rate Effect
Machine Clothing (MC)	$166,938	$174,295	-4.2%	$478	-4.5%
Engineered Composites (AEC)	22,701	20,040	13.3%	-	13.3%
Total	$189,639	$194,335	-2.4%	$478	-2.7%

Q4 2013 gross profit was $72.4 million, or 38.2 percent of net sales, compared to $79.0 million, or 40.6 percent of net sales, in the same period of 2012. MC gross profit margin decreased from 45.0 percent in 2012 to 41.7 percent in 2013. The decrease in MC gross profit percentage was principally attributable to lower sales in North America.

Selling, technical, general, and research (STG&R) expenses were $54.6 million, or 28.8 percent of net sales, in the fourth quarter of 2013, including losses of $0.2 million related to the revaluation of nonfunctional-currency assets and liabilities. In Q4 2012, STG&R expenses were $58.4 million, or 30.0 percent of net sales, including losses of $1.2 million related to the revaluation of nonfunctional-currency assets and liabilities.

The following table summarizes fourth-quarter operating income:

Table 2
	Operating Income/(loss)
	Three Months ended
	December 31,
(in thousands)	2013	2012
Machine Clothing	$39,895	$43,112
Engineered Composites	1,486	(187)
Research expenses	(8,138)	(7,564)
Unallocated expenses	(13,412)	(15,696)
Total	$19,831	$19,665

Operating results were affected by restructuring and currency revaluation as described below:

Table 3
	Expenses/(gain) in Q4 2013		Expenses/(gain) in Q4 2012
	resulting from		resulting from

(in thousands)	Restructuring	Revaluation	Restructuring	Revaluation
Machine Clothing	($2,105)	$163	$1,071	$1,187
Engineered Composites	-	41	-	(2)
Unallocated expenses	-	-	($159)	1
Total	($2,105)	$204	$912	$1,186

The Company reported a net reduction in restructuring costs for Q4 2013, principally due to a pension curtailment gain associated with the Company’s Machine Clothing production facilities in France.

Q4 2013 Other expense, net, was $1.6 million, including losses related to the revaluation of nonfunctional-currency balances of $1.3 million. Q4 2012 Other expense, net, was $2.6 million, including losses of $2.8 million related to the revaluation of nonfunctional-currency balances.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 4
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	December 31,
(in thousands)	2013	2012
Operating income	($204)	($1,186)
Other income/(expense), net	(1,348)	(2,829)
Total	($1,552)	($4,015)

The Company’s income tax rate, excluding tax adjustments, was 48.8 percent for Q4 2013, compared to 38.5 percent for the same period of 2012. The increase in the tax rate was primarily attributable to changes in the amount and distribution of income and loss among the countries in which the Company operates, including losses in Europe driven by significant restructuring charges during 2013. Q4 2013 income tax expense included a charge of $1.2 million for a change in the income tax rate, and a net benefit of $1.8 million for discrete tax adjustments. Q4 2012 income tax expense included an unfavorable adjustment of $1.2 million related to a change in the tax rate, and net favorable discrete income tax adjustments of $1.1 million.

The following tables summarize Adjusted EBITDA:

Table 5

Three Months ended December 31, 2013			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Net income	$39,895	$1,486	($32,553)	$8,828
Income from discontinued operations	-	-	(305)	(305)
Interest expense, net	-	-	2,703	2,703
Income tax expense	-	-	6,986	6,986
Depreciation and amortization	11,114	2,055	2,868	16,037
EBITDA	51,009	3,541	(20,301)	34,249
Restructuring and other, net	(2,105)	-	-	(2,105)
Foreign currency revaluation losses	163	41	1,348	1,552
Income attributable to noncontrolling interest in ASC	-	(141)	-	(141)
Adjusted EBITDA	$49,067	$3,441	($18,953)	$33,555
Table 6

Three Months ended December 31, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Net income	$43,112	($187)	($34,707)	$8,218
Income from discontinued operations	-	-	(238)	(238)
Interest expense, net	-	-	3,991	3,991
Income tax expense	-	-	5,127	5,127
Depreciation and amortization	11,576	1,595	2,564	15,735
EBITDA	54,688	1,408	(23,263)	32,833
Restructuring and other, net	1,071	-	(159)	912
Foreign currency revaluation losses/(gains)	1,187	(2)	2,830	4,015
Adjusted EBITDA	$56,946	$1,406	($20,592)	$37,760

Capital spending for equipment and software was $16.9 million for Q4 2013, resulting in a full-year total of $64.5 million, including $36.9 million for the Engineered Composites segment and its expansion associated with the LEAP program. Depreciation and amortization was $16.0 million for Q4 2013.

CEO Comments

President and CEO Joe Morone said, “Due primarily to softer-than-expected market conditions in North America, the anticipated Q4 rebound in Machine Clothing failed to materialize. As expected, sales held firm in Europe and Asia, continuing the trend of the past several quarters. But in North America–our largest and most profitable market–they weakened sharply, which in turn, dragged down gross margins. While full-year performance in North America was excellent, in Q4 sales were 7.5 percent lower than in Q3, and more than 10 percent lower than in Q4 2012. November was especially soft, as certain producers in the containerboard market, our largest market segment, took substantial downtime in order to reduce their inventories. We had been expecting some decline due to seasonal end-of-the-year inventory reductions. But we had not anticipated the magnitude of the slowdown in the containerboard market, where in some cases, customers pulled forward downtime that had been scheduled for 2014.

“Nonetheless, we continue to expect a strong first half for MC in 2014. This view is bolstered by strong MC orders in Q4, improvement in North American containerboard production in December, and strong North American MC shipments in January. In particular, we expect first-half sales in North America to be much stronger than Q4 levels, and to be steady or somewhat higher in both Asia and Europe. More generally, we view the macro-economy, rather than structural or competitive factors, as the most important driver of our MC performance in 2014.

“AEC had another strong quarter in Q4. Sales grew by more than 10 percent compared to a year ago, Adjusted EBITDA more than doubled, performance on the LEAP program was once again strong, and the development pipeline continued to expand. While there were no major milestones scheduled in Q4, we continued to make steady progress toward the LEAP ramp. The biggest change in AEC over the past several months has been the growth in the array of potential airframe applications. A year ago, we were working on one airframe opportunity: a ceramic matrix composite (CMC) exhaust nozzle for Boeing. We continue to work on this CMC application, but at the same time we are now actively engaged with our customers in exploring a broad portfolio of additional potential airframe applications, including components for commercial aircraft wing, empennage, fuselage, and nacelle substructures, as well as components for Department of Defense rotorcraft and unmanned aerial vehicles. The revenue potential of these airframe applications ranges from small (less than $5 million per year) to large (tens of millions of dollars per year), with potential for initial production revenue ranging from two years from now to a decade or more from now. We expect several of these explorations to lead to jointly funded R&D projects this year. To be clear, most of these potential applications are still in the early stages of development. But given the rapid expansion of this airframe pipeline, along with the work we are doing with Safran on potential enhancements to LEAP, we continue to hold to our objective of $300 to $500 million of revenue by 2020.

“As for the 2014 outlook for AEC, we expect full-year sales to grow by roughly 10 percent, while full-year Adjusted EBITDA has the potential to nearly double. The most important performance milestone for the business will be on-time delivery of parts for LEAP engine tests.

“In sum, MC Q4 performance was held back by what we view as a temporary softening of the North American containerboard market, while in AEC, performance was strong on all fronts. Our outlook for the first half of 2014 remains unchanged. Assuming a gradually improving macroeconomic environment, we expect a strong rebound in MC and continued strong performance in AEC.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “Net debt declined another $13 million in the quarter, and was $82 million at year-end (see Table 9). The Company’s leverage ratio, as defined in our primary debt agreements, finished the year at 1.78. In October 2013, the Company utilized funds borrowed from its bank credit facility to repay $50 million of its 6.84% senior notes with Prudential, effectively reducing our annual interest costs on that portion of our debt by over five percentage points at current market rates. At the end of the year, $100 million of notes were still outstanding, with $50 million due to be repaid in October 2015 and the remaining $50 million due in October 2017.

“At the end of Q4, $130 million was available on our $330 million bank credit facility. Cash balances, predominately held outside of the U.S., totaled about $223 million at the end of Q4. During Q4, the Company repatriated to the U.S. approximately $12 million of cash held outside the country, bringing the full-year total repatriations amount to about $35 million.

“Cash flow during the quarter was bolstered by the completion of two transactions. First, as previously disclosed, the Company received $28 million from a subsidiary of Safran S.A. in exchange for a 10 percent equity interest in ASC. The funds were received directly by ASC and are currently being held as cash, to be used for future cash flow requirements. Second, the Company received $3.8 million, representing the remaining proceeds from the 2012 sale of our PrimaLoft® business.

“Offsetting the cash received from those transactions were significant cash outlays for capital expenditures and restructuring expenses. During Q4, capital spending was almost $17 million, bringing the full-year total to about $64 million. Approximately $37 million of that total spending for the year was related to AEC. Primarily due to a year-end carryover of about $52 million due on previously approved projects, capital spending in 2014 is expected to be about $65 million to $75 million.

“Cash outlays for restructuring were about $16 million in Q4, mostly related to restructuring activities in France. At the end of the year, the Company had a restructuring accrual of about $10 million, with over $8 million of that accrual related to France. Cash payments related to the accrual, as well as any other restructuring costs related to France, are expected to occur during 2014.

“The Company’s income tax rate, exclusive of tax adjustments, was 49 percent for the full-year 2013, compared to 38.5 percent for the same period in 2012. The increase in the 2013 rate is primarily due to the adverse impact of restructuring activities. The tax rate for the year is higher than our previous estimate of 41 percent due to a larger-than-expected Q4 change in the mix of pre-tax income among the jurisdictions in which we operate. Including payments related to tax audit activities, cash paid for income taxes in 2013 was about $29 million.”

The Company plans a webcast to discuss fourth-quarter 2013 financial results on Tuesday, February 11, 2014, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 19 plants in 11 countries, employs 4,100 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), Adjusted EBITDA, sales excluding currency effects, income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect. All non-GAAP financial measures in this release relate to the Company’s continuing operations.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its Income tax rate, exclusive of Income tax adjustments, by removing Income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by removing the following from Net income: Interest expense net, Income taxes, Depreciation and Amortization, and Income or loss from Discontinued Operations. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, adding or subtracting revaluation losses or gains, subtracting building sale gains, and subtracting Income attributable to the noncontrolling interest in ASC. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized for the most recent reporting period, the full-year tax rate for the comparable period of the prior year, and the weighted average number of shares outstanding for each period.

Table 7 Quarter ended December 31, 2013
(in thousands, except per share	Pre-tax	Tax Effect	After-tax	Shares	Per
amounts)	amounts		Effect	Outstanding	Share
					Effect
Restructuring and other, net credit	$2,105	$1,027	$1,078	31,748	$0.03
Foreign currency revaluation losses	1,552	757	795	31,748	0.03
Unfavorable effect of change in income tax rate	-	1,222	1,222	31,748	0.04
Net discrete income tax benefit	-	1,804	1,804	31,748	0.06
Table 8 Quarter ended December 31, 2012
(in thousands, except per share	Pre-tax	Tax Effect	After-tax	Shares	Per Share
amounts)	amounts		Effect	Outstanding	Effect
Restructuring and other, net	$912	$351	$561	31,402	$0.02
Foreign currency revaluation losses	4,015	1,546	2,469	31,402	0.08
Unfavorable effect of change in income tax rate	-	1,178	1,178	31,402	0.04
Net discrete income tax benefit	-	1,098	1,098	31,402	0.03

The following table contains the calculation of net debt:

Table 9
(in thousands)	December 31,	September 30,	December 31,
	2013	2013	2012
Notes and loans payable	$625	$565	$586
Current maturities of long-term debt	3,764	55,014	83,276
Long-term debt	300,111	252,115	235,877
Total debt	304,500	307,694	319,739
Cash	222,666	212,809	190,718
Net debt	$81,834	$94,885	$129,021

The following tables summarize full-year Adjusted EBITDA:

Year ended December 31, 2013			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Net income	$136,698	($2,974)	($116,066)	$17,658
Loss from discontinued operations	-	-	46	46
Interest expense, net	-	-	13,759	13,759
Income tax expense	-	-	13,372	13,372
Depreciation and amortization	45,237	7,640	10,912	63,789
EBITDA	181,935	4,666	(77,977)	108,624
Restructuring and other, net	24,568	540	-	25,108
Foreign currency revaluation losses	295	41	5,231	5,567
Gain on sale of former manufacturing facility	-	-	(3,763)	(3,763)
Income attributable to noncontrolling interest in ASC	-	(141)	-	(141)
Adjusted EBITDA	$206,798	$5,106	($76,509)	$135,395
Table 11
Year ended December 31, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Net income	$163,873	($840)	($132,056)	$30,977
Income from discontinued operations	-	-	(71,820)	(71,820)
Interest expense, net	-	-	16,601	16,601
Income tax expense/(benefit)	-	-	(27,523)	(27,523)
Depreciation and amortization	46,843	5,920	10,304	63,067
EBITDA	210,716	5,080	(204,494)	11,302
Restructuring and other, net	7,386	-	(325)	7,061
Foreign currency revaluation losses	1,633	2	5,715	7,350
Pension plan settlement charges	-	-	119,735	119,735
Adjusted EBITDA	$219,735	$5,082	($79,369)	$145,448

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about economic and paper industry trends and conditions during 2014 and in future years; sales, EBITDA, Adjusted EBITDA and operating income expectations in 2014 and in future periods in each of the Company’s businesses and for the Company as a whole; the timing and impact of production and development programs in the Company’s AEC business segment and AEC sales growth potential; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization; the amount and timing of charges related to announced restructuring activities; future debt levels and debt covenant ratios; and future revaluation gains and losses. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Year Ended
December 31,			December 31,

2013	2012		2013	2012

$189,639	$194,335	Net sales	$757,414	$760,941
117,288	115,376	Cost of goods sold	466,860	455,545

72,351	78,959	Gross profit	290,554	305,396
39,998	44,439	Selling, general, and administrative expenses	157,688	169,774
14,627	13,943	Technical, product engineering, and research expenses	55,667	52,962
(2,105)	912	Restructuring and other, net	25,108	7,061
-	-	Pension settlement expense	-	119,735

19,831	19,665	Operating income/(loss)	52,091	(44,136)
2,703	3,991	Interest expense, net	13,759	16,601
1,619	2,567	Other expense/(income), net	7,256	7,629

15,509	13,107	Income/(loss) before income taxes	31,076	(68,366)
6,986	5,127	Income tax expense/(benefit)	13,372	(27,523)

8,523	7,980	Income/(loss) from continuing operations	17,704	(40,843)

500	-	(Loss)/income from operations of discontinued business	(75)	4,776
-	(80)	Gain/(loss) on sale of discontinued business	-	92,296
195	(318)	Income tax (benefit)/expense on discontinued operations	(29)	25,252
305	238	(Loss)/income from discontinued operations	(46)	71,820
8,828	8,218	Net income	17,658	30,977
141	-	Net income attributable to the noncontrolling interest	141	-
$8,687	$8,218	Net income attributable to the Company	$17,517	$30,977

		Earnings per share attributable to Company shareholders - Basic
$0.26	$0.25	Income/(loss) from continuing operations	$0.55	($1.30)
0.01	0.01	Discontinued operations	0.00	2.29
$0.27	$0.26	Net income attributable to the Company	$0.55	$0.99

		Earnings per share attributable to Company shareholders - Diluted
$0.26	$0.25	Income/(loss) from continuing operations	$0.55	($1.30)
0.01	0.01	Discontinued operations	0.00	2.27
$0.27	$0.26	Net income attributable to the Company	$0.55	$0.97

		Shares of the Company used in computing earnings per share:
31,748	31,402	Basic	31,649	31,356
32,020	31,681	Diluted	31,934	31,636

$0.15	$0.14	Dividends per share	$0.59	$0.55

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$222,666	$190,718
Accounts receivable, net	163,547	171,535
Inventories	112,739	119,183
Income taxes receivable and deferred	13,873	20,594
Prepaid expenses and other current assets	9,659	10,435
Total current assets	522,484	512,465

Property, plant and equipment, net	418,830	420,154
Intangibles	616	848
Goodwill	78,890	76,522
Deferred taxes	119,612	123,886
Other assets	26,456	22,822
Total assets	$1,166,888	$1,156,697

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$625	$586
Accounts payable	36,397	35,117
Accrued liabilities	112,331	103,257
Current maturities of long-term debt	3,764	83,276
Income taxes payable and deferred	5,391	13,552
Total current liabilities	158,508	235,788

Long-term debt	300,111	235,877
Other noncurrent liabilities	106,014	136,012
Deferred taxes and other credits	54,476	55,509
Total liabilities	619,109	663,186

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share;
authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share;
authorized 100,000,000 shares; issued
36,996,227 in 2013 and 36,642,204 in 2012	37	37
Class B Common Stock, par value $.001 per share;
authorized 25,000,000 shares; issued and
outstanding 3,236,098 in 2013 and 2012	3	3
Additional paid in capital	416,728	395,381
Retained earnings	434,598	435,775
Accumulated items of other comprehensive income:
Translation adjustments	(138)	(7,659)
Pension and postretirement liability adjustments	(48,383)	(69,484)
Derivative valuation adjustment	(977)	(2,878)
Treasury stock (Class A), at cost 8,463,635 shares
in 2013 and 8,467,873 in 2012	(257,571)	(257,664)
Total Company shareholders' equity	544,297	493,511
Noncontrolling interest	3,482	-
Total equity	547,779	493,511
Total liabilities and shareholders' equity	$1,166,888	$1,156,697

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOW
(in thousands)
(unaudited)

Three Months Ended			Year Ended
December 31,			December 31,

2013	2012		2013	2012
		OPERATING ACTIVITIES
$8,828	$8,218	Net income	$17,658	$30,977
		Adjustments to reconcile net income to net cash provided by /(used in) operating activities:
14,314	14,131	Depreciation	57,182	56,769
1,723	1,604	Amortization	6,607	6,466
-	203	Noncash interest expense	-	1,027
(7,987)	2,719	Change in long-term liabilities, deferred taxes and other credits	(12,261)	(123,887)
-	-	Write-off of pension liability adjustment due to settlement	-	118,350
290	227	Provision for write-off of property, plant and equipment	619	427
-	(81)	Loss/(gain) on disposition of assets	(3,763)	(92,457)
(190)	(3)	Excess tax benefit of options exercised	(1,134)	(40)
121	995	Compensation and benefits paid or payable in Class A Common Stock	(766)	2,790

		Changes in operating assets and liabilities, net of business divestitures:
(8,399)	1,880	Accounts receivable	(8,878)	(4,990)
5,979	3,189	Inventories	5,739	11,565
2,251	843	Prepaid expenses and other current assets	545	592
5,422	(760)	Income taxes prepaid and receivable	5,731	9,472
(2,969)	7,539	Accounts payable	955	3,298
(20,377)	(5,455)	Accrued liabilities	4,628	7,616
1,630	8,070	Income taxes payable	(7,348)	7,308
(1,059)	1,466	Other, net	(2,883)	(776)
(423)	44,785	Net cash provided by/(used in) operating activities	62,631	34,507

		INVESTING ACTIVITIES
(15,658)	(11,809)	Purchases of property, plant and equipment	(61,844)	(37,046)
(1,237)	(7)	Purchased software	(2,613)	(161)
-	-	Proceeds from sale of assets	6,268	-
3,797	-	Proceeds from sale of discontinued operations, net of expenses	16,797	150,654
(13,098)	(11,816)	Net cash (used in)/provided by investing activities	(41,392)	113,447

		FINANCING ACTIVITIES
60,276	864	Proceeds from borrowings	117,452	46,028
(63,470)	(3,774)	Principal payments on debt	(132,691)	(102,128)
28,000	-	Cash received from the sale of noncontrolling interest	28,000	-
909	232	Proceeds from options exercised	5,538	1,311
190	3	Excess tax benefit of options exercised	1,134	40
-	-	Debt acquisition costs	(1,639)	-
(4,759)	(8,787)	Dividends paid	(13,929)	(21,315)
21,146	(11,462)	Net cash (used in)/provided by financing activities	3,865	(76,064)

2,232	(4,728)	Effect of exchange rate changes on cash and cash equivalents	6,844	(81)

9,857	16,779	Increase/(decrease) in cash and cash equivalents	31,948	71,809
212,809	$173,939	Cash and cash equivalents at beginning of period	190,718	118,909
$222,666	$190,718	Cash and cash equivalents at end of period	$222,666	$190,718

CONTACT:
Albany International Corp.
Investors
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media
Susan Siegel, 603-330-5866
susan.siegel@albint.com